UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. (“Trian”) has provided, and may from time to time in the future provide, all or a portion of the following materials to stockholders of E.I. du Pont de Nemours and Company and/or certain other persons:

Setting the Record Straight:

Additional Inaccurate and Misleading Statements by DuPont

4/29/15

On April 28, 2015, during a conference call hosted by Glass Lewis & Co., one of the nation’s leading independent proxy advisory firms, members of DuPont’s Board of Directors made several statements about Trian which Trian believes are inaccurate and misleading, and Trian would like to set the record straight about four of them:

DuPont Statement #1: Trian’s break-up and high-risk leverage “program” resulted in Chemtura’s bankruptcy.

Setting the Record Straight: Trian invested less than $100 million in Chemtura in 2006 and Ed Garden was invited to join the board in early 2007. During Mr. Garden’s tenure on the Board, we believe that Trian’s board presence contributed to several positive developments at the company. For instance, the company met or beat consensus expectations for four consecutive quarters beginning with the fourth quarter of 2007, after missing expectations for the previous five quarters.1 In addition, Mr. Garden personally recruited Craig Rogerson to serve as the Chemtura CEO, a position that he continues to hold today. Importantly, during Mr. Garden’s tenure on the Board, neither Trian nor Mr. Garden ever advocated for increased leverage at Chemtura and Chemtura’s debt levels were essentially flat.

However, as disclosed in Chemtura’s 10-K for the fiscal year ended December 31, 2009, Chemtura entered 2009 with “significantly constrained liquidity” due, in part, to “an unprecedented reduction in orders for [its] products as the global recession deepened.”  This caused sales and overall financial performance to deteriorate and resulted in non-compliance with the two financial maintenance covenants in Chemtura’s credit facility.  Chemtura’s liquidity was further constrained in the fourth quarter of 2008 by changes in the availability under certain of its accounts receivable financing facilities.  The Chemtura 10-K notes:  “The crisis in the credit markets compounded the liquidity challenges we faced.  Under normal market conditions, we believe we would have been able to refinance our $370 million notes maturing on July 15, 2009 in the debt capital markets.  However, with the deterioration of the credit market in the late summer of 2008 combined with our deteriorating financial performance, we did not believe we would be able to refinance the 2009 Notes on commercially reasonable terms if at all.”  The Chemtura 10-K outlines how Chemtura attempted to obtain the liquidity it needed to operate and states that, after exploring and exhausting all possibilities to gain near-term access to liquidity, Chemtura determined that bankruptcy was its best available alternative to meet its immediate and ongoing liquidity needs and preserve the value of the business.

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In March 2009, Chemtura filed for bankruptcy, as did many other chemical and industrial companies such as LyondellBasell and General Motors, where DuPont’s CEO, Ellen Kullman, served on the audit committee from 2005 to 2008.2 Importantly, the Chemtura shareholders recovered value for their equity, unlike the GM shareholders who were completely wiped out.3

We are confident that DuPont shareholders will not subscribe to DuPont’s suggestion that a Trian Principal wouldn’t serve as a good board member at DuPont based on our involvement at Chemtura, which was bankrupted by a “black swan” event.

Throughout this proxy contest, DuPont continues to assert, without factual foundation, that Trian has a “high-risk, value-destructive agenda to break up and add excessive debt to [DuPont]”. Trian has advocated only a moderate increase in DuPont’s leverage to a level consistent with that of its competitors—Trian has never advocated a plan to “add excessive debt to DuPont”.4 In fact, Trian’s analysis has always assumed that DuPont will remain an investment grade company, and in some cases, Trian’s proposals regarding leverage have proven even more conservative than DuPont’s actions. For example, Trian’s suggestion was always to keep Chemours investment grade, while management has chosen to put the company’s credit rating into “junk” territory, 5 utilizing approximately twice the balance sheet leverage that Trian proposed. 6

DuPont Statement #2: There were some fairly “glaring” issues that jumped out that clearly would be value destructive…About $4 billion of breakup costs that they had “underestimated very substantially.”

Setting the Record Straight: DuPont contradicts itself in this statement. On the one hand, DuPont says Trian has underestimated these one-time costs, while on the other, the Company sources Trian’s analysis and model as the basis for these cost estimates. Trian has used the same methodology regarding one-time costs in each of the models presented to the Company which were informed by third party expertise in tax, pension, legal and environmental issues.

In a recent presentation,7 DuPont stated that the $4bn of estimated one-time costs are “based on assumptions and details outlined in Trian White Papers dated 9/16/2014 and 2/17/2015; indicative estimates are subject to interest rate assumptions, among other items.” In our view, this illustrates DuPont’s validation of Trian’s analysis which is based on extensive diligence.

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We find it interesting that DuPont cites Trian’s model as a basis for its estimate of one-time costs rather than using its own proprietary analysis. Accordingly, we wonder if DuPont has either not done substantial due diligence on Trian’s initiatives or if it has arrived at a materially lower estimate for one-time costs that they would prefer not to disclose. Trian would not be assuming such conservative one-time costs if we did not believe DuPont would generate a strong return on investment (materially above the cost of capital). Even with the one-time cost estimates, Trian arrived at an implied target value per share in excess of $120 by the end of 2017.8

We would also point out that DuPont has incurred $1.5bn of non-recurring, “significant items” from 2012-2014, while DuPont’s “adjusted” earnings per share declined since 2011.

DuPont Statement #3: Trian doesn’t have an appreciation for science-related investments, R&D costs and projects that take up to eight years to bring to market.

Setting the Record Straight: DuPont has accused Trian of not understanding the R&D required to drive innovation and growth at a “science company” such as DuPont. We believe this is simply untrue. Trian is committed to organic growth investments in capital expenditures and R&D, as our track record shows. Trian helps build businesses as we believe that a company cannot “cost cut” its way to prosperity. In fact, almost all of the companies in which we have invested have increased investment spending, often significantly.

However, like other investments, we believe R&D must be well managed and directed towards projects that are expected to produce an economic return over time. Trian invested in DuPont because we believe it has some truly special and differentiated technologies. Trian is a long-term investor with an average holding period of over five years when we are on the board. We are supportive of investments in innovation that may take a long time to commercialize, but we are opposed to the destruction of stockholder value. For example, DuPont spent $5bn in Agriculture R&D between 2010 and 2014 which led to over $2bn of litigation and other charges and no meaningful biotech traits.

At the October 29, 2014 meeting between Ellen Kullman and Nelson Peltz (to which we referred in our definitive proxy statement filed on March 25, 2015), Ellen Kullman told Nelson Peltz that she uses a “15 – 50 year time frame” to judge the performance of DuPont (vs. the 8-year horizon mentioned on the April 28th conference call). We believe that any reasonable person would question this time horizon, especially in light of DuPont’s poor investment track record. As detailed on page 27 of our presentation titled “Trian Discussion Points” that was filed with the SEC on April 21, 2015 (and is available on our website www.DuPontCanBeGreat.com), we estimate that DuPont’s return on invested capital is below its cost of capital on ~2/3rds of the revenue base. Furthermore, as detailed on pages 19 and 20 of the same presentation, five of DuPont’s seven business segments generate lower organic growth and margins than peers, suggesting that current R&D spending has not been effective.  We agree that patience is needed to generate returns on R&D, but DuPont’s “successful” integrated science strategy is not manifesting itself in the financials.

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DuPont Statement #4: DuPont raises concerns regarding potential conflicts with Trian advisory partners who serve on boards of other competitors.

Setting the Record Straight: Trian takes its obligation of boardroom confidentiality very seriously. In addition to general policies and procedures relating to the treatment of confidential information, Trian has in place specific policies and procedures designed to ensure that material non-public information or commercially sensitive information of one of its portfolio companies is not shared with any Trian Advisory Partner who is a director of any competitor of that company. Similarly, each Trian Advisory Partner agrees not to share with Trian material non-public information or confidential information he has received in his capacity as a board member of a company that competes with a Trian portfolio company. In addition, where such competitive issues exist, the Advisory Board member is asked to excuse himself (and not be present) during any Advisory Partner discussion involving either of the two competing companies.

1 Source: Bloomberg and Company filings.

2 Source: Proxy statements of General Motors Corporation.

3 Source: Chemtura bankruptcy filings; website for Motor Liquidation Company General Unsecured Creditors Trust: https://www.mlcguctrust.com/NoticeOfStockCancellation.aspxGeneral.

4 Please refer to page 83 of Trian’s presentation titled “A Referendum on Performance and Accountability”, which was filed with the SEC on February 17, 2015 and is available at www.DuPontCanBeGreat.com.

5 Source: “Ratings Action: Moody's Assigns Chemours Ba3 Corporate Family Rating” 4/24/15 https://www.moodys.com/research/Moodys-Assigns-Chemours-Ba3-Corporate-Family-Rating--PR_323305?WT.mc_id=AM~RmluYW56ZW4ubmV0X1JTQl9SYXRpbmdzX05ld3NfTm9fVHJhbnNsYXRpb25z~20150424_PR_323305.

6 Source: SEC filings and The Open Letter to the DuPont Board (Trian Summary White Paper) dated September 16, 2014, which was filed with the SEC on January 9, 2015 and is available at www.DuPontCanBeGreat.com. Page 22 of Trian’s Summary White Paper proposes a Net Debt/EBITDA ratio of approximately 2x for Chemours. Chemours’ Form 10 that was filed with the SEC on April 21, 2015 indicates a post-spin Net Debt / EBITDA of approximately 4x at Chemours. Both leverage ratios exclude unfunded pension liabilities.

7 Please refer to page 49 of the presentation titled “DuPont Delivers: executing a transformational plan to achieve higher growth, higher value”, which was filed with the SEC on April 6, 2015.

8 For further information, please refer to Trian’s presentation titled “Trian’s Implied Target Value Analysis For DuPont Stock”, which was filed with the SEC on April 17, 2015.

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The views expressed in these materials represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in these materials.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of these materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

These materials are provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

These materials contain forward-looking statements. All statements contained in these materials that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current

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expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in these materials will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in these materials, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in these materials to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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